EX 99.1

NEWS RELEASE	Contact:	Barbara Thompson
For Immediate Release		First Citizens BancShares
September 1, 2016		(919) 716-2716

FIRST CITIZENS BANK COMPLETES MERGER WITH CORDIA BANCORP, BANK OF VIRGINIA

RALEIGH, N.C. - First-Citizens Bank & Trust Company (known as First Citizens Bank) announced that the merger of Cordia Bancorp Inc. and its subsidiary, Bank of Virginia, into First Citizens Bank is effective today (Sept. 1). The six former Bank of Virginia branches in the greater Richmond area are now First Citizens Bank locations. New First Citizens signage will be installed in early October.

Frank B. Holding Jr., chairman and CEO of First Citizens, said: “We are pleased to welcome Bank of Virginia customers to First Citizens. The completed merger will enhance our presence in the greater Richmond area and allow us to offer our new customers a more robust banking experience, with expanded personal, business and wealth management services and products. We look forward to building new relationships and continuing to provide exceptional service.”

On Aug. 11, the shareholders of Midlothian, Va.-based Cordia voted to approve the merger agreement with Raleigh, N.C.-headquartered First Citizens. The merger was also approved by the Federal Deposit Insurance Corp., the North Carolina Commissioner of Banks and the Virginia Bureau of Financial Institutions.

Customers of the former Bank of Virginia should bank as they normally do at their existing branches. Bank of Virginia accounts will be converted to First Citizens’ systems in spring 2017.

In the meantime, customers should continue to use their Bank of Virginia checks and cards. They will still have online access to their accounts. Customers with questions about their accounts can contact a representative at any of the former Bank of Virginia branches. For questions about First Citizens Bank, they can call the First Citizens Customer Care Center at 1.877.456.7318 between 7:00 a.m. and 11:00 p.m. Eastern time daily.

The merger brings the number of First Citizens branches in the greater Richmond market to eight: six former Bank of Virginia branches (located in Chesterfield and Henrico Counties and Colonial Heights, Va.) and two branches already operated by First Citizens (one in Midlothian and one at Short Pump). With the addition of the former Bank of Virginia branches, First Citizens now has 49 locations in Virginia.

Founded in 1898 and headquartered in Raleigh, N.C., First Citizens Bank serves customers at more than 550 branches in 20 states. First Citizens Bank is a wholly owned subsidiary of First Citizens BancShares Inc. (Nasdaq: FCNCA), which has $32 billion in assets. For more information, call toll free 1.888.FC DIRECT (1.888.323.4732) or visit firstcitizens.com. First Citizens Bank. Forever First®.